HOME FEDERAL SAVINGS & LOAN ASSOCIATION
                     EXECUTIVE DEFERRED INCENTIVE AGREEMENT

         THIS AGREEMENT is made this day of _____________, 199___, by and between HOME FEDERAL SAVINGS & LOAN ASSOCIATION, a federally chartered savings and loan association located in Nampa, Idaho (the "Company"), and _______________________ (the "Executive").

                                  INTRODUCTION

         To encourage the Executive to remain an employee of the Company, the Company is willing to provide to the Executive a deferred incentive opportunity. The Company will pay the benefits from its general assets.

                                    AGREEMENT

         The Executive and the Company agree as follows:

                                    Article 1
                                   Definitions

         1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

                  1.1.1 "Change of Control" means the conversion of the Company to a savings bank or other stock owned company, followed within twelve (12) months by replacement of fifty percent (50%) or more of the member of the Company's Board of Directors.

                  1.1.2 "Code" means the Internal Revenue Code of 1986, as amended.

                  1.1.3 "Disability" means the Executive's inability to perform substantially all normal duties of the Executive's position, as determined by the Company's Board of Directors in its sole discretion. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Board of Directors deems appropriate.

                  1.1.4 "Early Retirement Date" means the Executive attaining age 62.

                  1.1.5 "Growth of Net Worth" means the percentage change in the Company's net worth ("Net Worth") over a one year period, measured on September 30 of each year. For example, deferrals occurring in 199_/199_ would be credited the Growth Rate of Net Worth determined on September 30, 199_ by taking the Company's Net Worth on September 30, 199_ less the Company's Net Worth on September 30, 199_ divided by the September 30, 199_ Net Worth.

                  1.1.6 "Normal Retirement Date" means the Executive attaining age 65.

                  1.1.7 "Plan Year" means the fiscal year ending on each September 30th except that the first plan year shall be a short plan year commencing on the effective date of this Agreement and ending on September 30, 199_.

                  1.1.8 "Return On Assets" means the Company's after tax net income at the end of the most recent fiscal year, adjusted for Extraordinary Items, divided by the Company's average assets for the fiscal year.

                  1.1.9 "Termination of Employment" means the Executive ceasing to be employed by the Company for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence.

                                    Article 2
                                    Incentive

         2.1 Incentive Award. The Return On Assets ("ROA") determined as of December 31 of each plan year shall determine the Executive's Incentive Award Percentage, in accordance with the following chart:

     If ROA is Greater or Equal to    and Less Than   Incentive Award Percentage
     ------------------------------   --------------  --------------------------
                 0                          1%                   0%
                 1%                         1.039%               6%
                 1.04%                      1.059%               8%
                 1.06%                      1.079%               10%
                 1.08%                      1.099%               12%
                 1.1%                       1.19%                14%
                 1.12%                      1.139%               17%
                 1.14%                      1.159%               20%
                 1.16%                      1.179%               23%
                 1.18%                      1.199%               26%
                 1.2%                       1.219%               29%
                 1.22%                      1.239%               33%
                 1.24%                      1.259%               37%
                 1.26%                      1.279%               40%
                 1.28%                      1.299%               44%
                 1.3%                       -----                48%

In addition to the required association Return on Assets achievement criteria as illustrated in the above chart, the company must also maintain a stable to improving Return on Assets measurement trend in relation to the aggregate Return on Assets reported by a "Peer Group of Institutions". The list of institutions making up the aggregate Peer Group of Institutions and the criteria to be used in judging whether or not the standard of a stable to improving trend is met shall be the sole and absolute discretion of the Company's Board of Directors. If the stable to improving standards is not met, the Company's Board of Directors may amend the above grid at their sole discretion.

         2.2 Incentive Award. The Incentive Award is calculated annually by taking the Executive's base salary for the year in which the ROA was calculated times the Incentive Award Percentage.

         2.3 Incentive Deferral. On December 31 of each plan year, the Company shall defer the Incentive Award into the Deferral Account.

         2.4 Hardship. If an unforeseeable financial emergency arising from the death of a family member, divorce, sickness, injury, catastrophe or similar event outside the control of the Executive occurs, the Executive, by written instructions to the Company may petition the Company to distribute Incentive Deferral Awards under this Agreement, pursuant to Section 4.6.

                                    Article 3
                                Deferral Account

         3.1 Establishing and Crediting. The Company shall establish a "Deferral Account" on its books for the Executive, and shall credit to the Deferral Account the following amounts:

                  3.1.1    Deferrals. The Incentive Deferral as determined under
         Article 2.

                  3.1.2 Interest. On September 3oth of each Plan Year prior to the payment of any benefits under this Agreement, interest on the Deferred Account Balance since the preceding credit under this Section 3.1.2, if any, at an annual rate, compounded annually, equal to the Growth of Net Worth determined as of the end of the most recent completed fiscal year.

         3.2 Statement of Accounts. The Company shall provide to the Executive, by April 1 of each plan year this Agreement is in effect, a statement setting forth the Deferral Account balance.

         3.3 Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Executive is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Executive's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive's creditors.

                                    Article 4
                                Lifetime Benefits

         4.1 Normal Retirement Benefit. If the Executive terminates employment on or after the Normal Retirement Date for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 4.1.

                  4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance determined at the end of the Plan Year immediately prior to the Executive's Termination of Employment.

                  4.1.2 Payment of Benefit. The Company shall pay the benefit described in Section 4.1.1 to the Executive in 180 equal monthly installments commencing on the first day of the month following the Executive's Termination of Employment. The Company shall annuitize the benefic amount over 180 months crediting interest on the unpaid balance of the benefit amount at the annual rate of 7.5%, compounded monthly, during the installment period.

         4.2 Early Retirement Benefit. If the Executive terminates employment after the Early Retirement Date but before the Normal Retirement Date, and for reasons other than death or Disability, the Company shall pay to the Executive the benefit described in this Section 4.2.

                  4.2.1 Amount of Benefit. The benefit under this Section 4.2 is the greater of (a) or (b) as follows:

                  (a) the benefit calculated under Section 4.3.1; or

                  (b) the Deferral Account balance determined at the end of the Plan Year immediately prior to the Executive's Termination of Employment multiplied by the applicable percentage from the following table based on the number of months the Termination of Employment precedes the Normal Retirement
Date:

                       Number of Months              Applicable Percentage
                       ----------------              ---------------------
                          1   to    12                       91.67%
                         13   to    24                       83.33%
                         25   to    36                       75.00%

                  4.2.2 Payment of Benefit. The Company shall pay the benefit to the Executive in 180 equal monthly installments commencing on the first day of the month following the Executive's Termination of Employment. The Company shall annuitize the benefit amount over 180 months crediting interest on the unpaid balance of the benefit amount at the annual rate of 7.5%, compounded monthly, during the installment period.

         4.3 Early Termination Benefit. If the Executive terminates employment before the Early Retirement Date, and for reasons other than death or Disability, the Company shall pay to the Executive the benefit described in this
Section 4.3.

                  4.3.1 Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance determined at the end of the Plan Year immediately prior to the Executive's Termination of Employment multiplied by the applicable percentage from the following table based on the Plan Years completed on the Early Retirement Date:

                             Plan Years            Applicable Percentage
                             ----------            ---------------------
                           Less than 1                       0%
                                    1                       10%
                                    2                       20%
                                    3                       30%
                                    4                       40%
                                    5                       50%
                                    6                       60%
                                    7                       70%
                                    8                       80%
                                    9                       90%
                            10 or more                     100%


                  4.3.2 Payment of Benefit. The Company shall pay the benefit amount described in Section 4.3.1 to the Executive in 180 equal monthly installments commencing on the first day of the month following the Executive's Normal Retirement Agreement. The Company shall annuitize the benefit amount over 180 months crediting interest on the unpaid balance of the benefit amount at an annual rate of 7.5%, compounded monthly, during the installment period.

         4.4 Disability Benefit. If the Executive terminates employment for Disability prior to the Normal Retirement Date, the Company shall pay to the Executive the benefit described in this Section 4.4.

                  4.4.1 Amount of Benefit. The benefit under this Section 4.4 is the Deferral Account balance determined at the end of the Plan Year immediately prior to the Executive's Termination of Employment.

                  4.4.2 Payment of Benefit. The Company shall pay the benefit to the Executive in 180 equal monthly installments commencing on the first day of the month following the Executive's Termination of Employment. The Company shall annuitize the benefit amount over 180 months crediting interest on the unpaid balance of the benefit amount at an annual rate of 7.5%, compounded monthly, during the installment period.

         4.5 Change of Control Benefit. Upon a Change of Control while the Executive is in the active service of the Company, the Company shall pay to the Executive the benefit described in this Section 4.5 in lieu of any other benefit under this Agreement.

                  4.5.1 Amount of Benefit. The benefit under this Section 4.5 is the Deferral Account balance determined at the end of the Plan Year immediately prior to the date of the Executive's Termination of Employment upon a Change of Control.

                  4.5.2 The Company shall pay the benefit to the Executive in 180 equal monthly installments commencing on the first day of the month following the Executive's Normal Retirement Age. The Company shall annuitize the benefit amount over 180 months crediting interest on the unpaid balance of the benefit amount at an annual rate of 7.5%, compounded monthly, during the installment period.

         4.6 Hardship Distribution. Upon the Company's determination (following petition by the Executive) that the Executive has suffered an unforeseeable financial emergency as described in Section 2.3, the Company shall distribute to the Executive all or a portion of the Deferral Account balance as determined by the Company, but in no event shall the distribution be greater than is necessary to relieve the financial hardship.

                                    Article 5
                                 Death Benefits

         5.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 5.1.

                  5.1.1 Amount of Benefit. The benefit under Section 5.1 is the greater of the Deferral Account balance for the Plan Year ending immediately prior to the date of the Executive's death or $____________.

                  5.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive in 180 monthly installments commencing on the first day of the month following the Executive's Death. The Company shall annuitize the benefit amount over 180 months crediting interest on the unpaid balance of the benefit amount at an annual rate of 7.5%, compounded monthly, during the installment period.

         5.2 Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

                                    Article 6
                                  Beneficiaries

         6.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

         6.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    Article 7
                               General Limitations

         Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

         7.1 Excess Parachute Payment. To the extent the benefit would create an excise tax under the parachute payment rules of Section 280G of the Code.

         7.2 Suicide. If the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

                                    Article 8
                          Claims and Review Procedures

         8.1 Claims Procedure. The Company shall notify the Executive, the Executive's beneficiary, or any other party who claims a right to an interest under the Agreement (the "Claimant") in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or ineligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

         8.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                    Article 9
                           Amendments and Termination

         This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive except that the Company, in its sole discretion, may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would
(i) cause benefits to be taxable to the Executive prior to actual receipt, or
(ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits). In the event of any termination, the Executive shall be treated as if the date of termination of the Agreement were his Termination of Employment under Section 2.2.

                                   Article 10
                                  Miscellaneous

         10.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

         10.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

         10.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

         10.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

         10.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Idaho, except to the extent preempted by the laws of the United States of America.

         10.6 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim

         10.7 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

         10.8 Entire Agreement. This Agreement is the entire agreement between the parties and it contains all of the covenants and agreements between the Executive and the Company.

         10.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

                  10.9.1   Interpreting the provisions of the Agreement;

                  10.9.2 Establishing and revising the method of accounting for the Agreement;

                  10.9.3   Maintaining a record of benefit payments;

                  10.9.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

         IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.


EXECUTIVE:                               COMPANY:
                                         Home Federal Savings & Loan Association


                                         By
-------------------------------             ------------------------------------
                                         Title
-------------------------------               ----------------------------------
        (print name)

                                 FIRST AMENDMENT
                                     TO THE
                     HOME FEDERAL SAVINGS & LOAN ASSOCIATION
                     EXECUTIVE DEFERRED INCENTIVE AGREEMENT
                             DATED DECEMBER 19, 1997
                                       FOR

                            -------------------------

     THIS AMENDMENT executed on this ________ day of __________________, 200_, by and between HOME FEDERAL SAVINGS & LOAN ASSOCIATION, a federally-chartered savings and loan association located in Nampa, Idaho (the "Company"), and _____________ (the "Executive").

     On _________ __, 199_, the Company and the Executive executed the HOME FEDERAL SAVINGS & LOAN ASSOCIATION EXECUTIVE DEFERRED INCENTIVE AGREEMENT (the "Agreement").

     The undersigned hereby amends, in part, said Agreement for the purpose of updating the 1) Disability definition, 2) Disability payout provision, 3) Death Benefit payout provision, and 4) Claims and Review Procedures. Therefore,

     Section 1.1.3 of the Agreement shall be deleted in its entirety and replaced by the new Section 1.1.3 as follows:

         1.1.3 "Disability" means the Executive's suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carrier's or Social Security Administration's determination upon the request of the Company.

     Section 4.4.2 of the Agreement shall be deleted in its entirety and replaced by the new Section 4.4.2 as follows:

         4.4.2 Payment of Benefit. The Company shall pay the benefit to the Executive in 180 equal monthly installments commencing on the first day of the month following the Executive's Normal Retirement Age. The Company shall credit interest at an annual rate of 7.5 percent, compounded monthly, on the remaining account balance during any applicable installment period.

     Section 5.1 of the Agreement shall be deleted in its entirety and replaced by the new Section 5.1 as follows:

         5.1 Death During Active Service or After Determination of Disability. If the Executive dies while in the active service of the Company or after meeting the definition of Disability found in Section 1.1.3, the Company shall pay to the Executive's beneficiary the benefit described in this Section 5.1.

     Article 8 of the Agreement shall be deleted in its entirety and replaced by the new Article 8 as follows:

         8.1 Claims Procedure. An Executive or beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

                  8.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

                  8.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

                  8.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                           (a)      The specific reasons for the denial;

                           (b) A reference to the specific provisions of the Agreement on which the denial is based;

                           (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

                           (d) An explanation of the Agreement's review procedures and the time limits applicable to such procedures; and

                           (e) A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

         8.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

                  8.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.

                  8.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

                  8.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

                  8.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

                  8.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                           (a)      The specific reasons for the denial;

                           (b) A reference to the specific provisions of the Agreement on which the denial is based;

                           (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits; and

                           (d) A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

     IN WITNESS OF THE ABOVE, the Executive and the Company have agreed to this First Amendment.


EXECUTIVE:                               COMPANY:

                                         HOME FEDERAL SAVINGS & LOAN
                                         ASSOCIATION


                                         By
-------------------------------            ----------------------------------

                                         Its
                                            ---------------------------------